Exhibit 10.1

EMPLOYEE RESTRICTED STOCK UNIT
AWARD AGREEMENT
This Employee Restricted Stock Unit Award Agreement (this “Agreement”), dated as of _____________ ___. 20__ (the “Date of Grant”), is made by and between American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), and _______________ (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the American Equity Investment Life Holding Company Amended and Restated Equity Incentive Plan (the “Plan”). Except where the context indicates otherwise, references to the Company shall include any successor to the Company.
WHEREAS, the Company and certain Affiliates have adopted the Plan under which participants may receive restricted stock units that are subject to time-based vesting conditions;
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) recommended restricted stock units (“RSUs”) for the Participant under the Plan and the Board of Directors of the Company approved such RSUs, and pursuant to the terms of the award, the Participant shall receive the number of RSUs provided for herein;
NOW, THEREFORE, in consideration for the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.
Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant __________ RSUs (such number, the “Target Number” of RSUs) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan (the “Award”).

2.
Restrictions. The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 3 until such restrictions have lapsed in accordance with Section 3 hereof. Upon any attempt by the Participant to transfer any of the RSUs or any rights in respect of the RSUs before the lapse of such restrictions, such RSUs and all of the rights related thereto, shall be immediately forfeited by the Participant without payment of any consideration. The restrictions applicable to the RSUs shall lapse only in accordance with Section 3 hereof.

3.	Vesting/Forfeiture

a.
General. Subject to Sections 3(b)-(e) below, the restrictions applicable to the RSUs, as described in Section 2 hereof, shall lapse with respect to one-hundred percent (100%) of the RSUs on the _______ anniversary of the Date of Grant.

b.
Death/Disability/Retirement. Notwithstanding any other provisions in this Agreement to the contrary, in the event of a termination of the Participant’s employment with the Company due to the Participant’s death or Disability, or due to the Participant’s Retirement, the restrictions applicable to the RSUs, as described in Section 2 hereof, shall lapse with respect to one-hundred percent (100%) of the RSUs.

c.
Termination other than Death/Disability/Retirement/For Cause. Notwithstanding any other provisions in this Agreement to the contrary, in the event of a termination of the Participant’s employment with the Company for any reason other than the Participant’s death or Disability, Retirement, or termination by the Company or the relevant Affiliate For Cause, the RSUs shall be forfeited at the close of business on the effective date of such termination.

d.
Change in Control. Notwithstanding any other provisions in this Agreement to the contrary, in the event of a Change in Control, the RSUs shall be treated in accordance with Section 10.1 and Section 10.2 of the Plan.

e.
Other Termination of Service. Notwithstanding any other provisions in this Agreement to the contrary if, prior to the date on which the restrictions described in Section 2 hereof have lapsed in accordance with Section 3(a), (b), (c) or (d) above, the Participant’s employment with the Company shall terminate for any reason other than as described in Section 3(b) or Section 3(c) herein, the RSUs shall immediately be forfeited without consideration.

4.
Shareholder Rights. The RSUs are bookkeeping entries only. The Participant shall not have any privileges of a shareholder of the Company with respect to the RSUs awarded hereunder, including without limitation any right to vote shares of Common Stock underlying the RSUs or to receive dividends or other distributions in respect thereof (provided that any dividends or dividend equivalents on the RSUs shall only become payable on the same date on which the RSU from which the dividend equivalent right is derived is paid, subject to the terms hereof). All such dividend equivalent rights shall be subject to the same vesting requirements that apply to RSUs from which the dividend equivalent rights are derived.

5.	Legend on Certificates. Certificates evidencing the RSUs awarded to the Participant hereunder shall bear such legends as the Company may determine in its sole discretion.

6.
Securities Laws Requirements. The Company shall not be obligated to issue Common Stock to the Participant free of any restrictive legend described in Section 5 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).

7.	No Obligation to Register. The Company shall be under no obligation to register the RSUs pursuant to the Securities Act or any other federal or state securities laws.

8.
Timing and Manner of Payment of RSUs. As soon as practicable after (and in no case more than seventy-four days after) the end of the vesting period (the “Payment Date”), such RSUs shall be paid by the Company delivering to the Participant a number of Shares equal to the number of RSUs that are non-forfeitable on that Payment Date (rounded down to the nearest whole share). The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant. Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company and its Affiliates unless the Company is otherwise instructed in writing. The Participant shall not be required to pay any cash consideration for the RSUs or for any Shares received pursuant to the Award. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any RSUs that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the RSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Shares are listed.

9.
Payments to “Specified Employees” Under Certain Circumstances. Notwithstanding the provisions of Section 3 and Section 4 hereof, if the Grantee is deemed a “specified employee” (as such term is described in Section 409A of the Code and the treasury regulations thereunder (the “Code”)) at a time when such Grantee becomes eligible for payment upon a “separation from service” with the Company or any of its Affiliates, to the extent required to avoid taxation under Section 409A of the Code, such payments shall be made to the Grantee on the date that is six (6) months following such “separation from service,” or upon the Grantee’s death, if earlier.

10.
Taxes. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise with respect to the RSUs granted under this Agreement. The Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes or social insurance contributions required by law to be withheld with respect to the RSUs no later than the date of the event creating such tax liability. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, in the Committee’s discretion, such amount may be paid in whole or in part by electing to have the Company retain the Participant’s Shares, with the retained Shares having a value equal to the amount of tax to be so withheld. Such Shares shall be valued at their Fair Market Value on the date of retention or delivery. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the RSUs as of the date of transfer of the RSUs rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

11.
Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

13.	Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all terms and conditions of the Plan and this Agreement.

14.
Agreement Binding on Successors. The terms of this Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees.

15.	No Assignment. Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any rights granted herein shall be assignable by the Participant.

16.
Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

17.	Entire Agreement. This Agreement contains the entire agreement and understanding among the parties as to the subject matter hereof.

18.	Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

20.
Amendment. The Committee may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

PARTICIPANT

3